AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

June 9, 2008

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

O2 Diesel Corporation

Common Stock, $0.0001 Par Value

Commission File Number – 001-32228

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(i) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years; and

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years; and

(d)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired.

2.

The Common Stock of O2 Diesel Corporation (the “Company” or “O2”) does not qualify for continued listing for the following reasons:

(a)  The Company has incurred losses from continuing operations and net losses as follows:

Fiscal years ended December 31,

Loss from Continuing Operations

 Net Loss

2007

$9,870,802

$10,826,392

2006

$8,107,861

$7,608,155

2005

$6,800,250

$6,852,165

2004

$6,908,661

$6,728,014

2003

$4,273,670

$4,230,296

Three months ended

Loss from Continuing Operations

 Net Loss

March 31, 2008

$1,607,877

$1,490,756

(b)  At March 31, 2008, the Company reported a stockholders’ deficit of $93,158.

3.

In reviewing the eligibility of the Company’s Securities for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On June 29, 2007, the Company was notified by the Amex that following a review of its annual report on Form 10-QSB for the three months ended March 31, 2007, O2 was not in compliance with Section 1003(a)(iii) of the Company Guide with stockholders’ equity of less than $6 million and losses from continuing operations and net losses in its five most recent fiscal years.  The Company was given the opportunity to submit a business plan detailing its plan to regain compliance with the Amex’s continued listing standards within a maximum of 18 months from receipt of the Exchange’s letter, or by December 29, 2008.

(b)

The Company submitted its plan to regain compliance on July 27, 2007 (the “Plan”).  On September 13, 2007, the Exchange notified O2 that it had accepted the Plan and granted the Company until December 29, 2008 to regain compliance with the continued listing standards.  Further, the Exchange notified the Company that it was not in compliance with Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4 million and losses from continuing operations and/or net losses in three out of its four most recent fiscal years.

(c)

On November 14, 2007 the Company filed its Form 10-QSB for the period ended September 30, 2007.  At September 30, 2007, the Company reported assets of $5.8 million, liabilities of $2.6 million and stockholders’ equity of $3.2 million.  This financial position was materially below what the Company projected in the Plan.  Subsequently, on January 11, 2008, the Company issued a press release announcing that it was deferring certain actions due to unfavorable market conditions.

(d)

Consequently, via correspondence dated February 7, 2008 O2 was notified by the Exchange that it had determined to initiate immediate delisting proceedings against the Company (the “Staff Determination”).  Based on a review of the Form 10-Q for the period ended September 30, 2007 as well as the publicly available information, Staff determined that it was not reasonable to expect the Company to regain compliance by December 29, 2008. In this regard, the Company had reported financial results which were materially below what the Company forecast in its plan, the Company had deferred taking certain corporate actions due to unfavorable market conditions and given the Company’s ongoing losses, it appeared that the Company’s capital raising activities would be inadequate to allow it to regain compliance. The letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by February 14, 2008.

(e)

By letter dated February 11, 2008, the Company requested an oral hearing to appeal the Staff Determination before the Panel.

(f)

On March 31, 2008, the Company filed its Form 10KSB for the year ended December 31, 2007 which showed the Company’s financial condition deteriorating further.  At and for the year ended December 31, 2007 the Company reported shareholders’ equity of $1.2 million and a net loss of $10.8 million, respectively.  In addition, the audit opinion provided by the Company’s independent auditors, Mayer Hoffman McCann P.C. raised substantial doubt about the Company’s ability to remain a going concern.  Based on the foregoing, on April 2, 2008 the Exchange notified the Company that it had triggered two additional listing deficiencies.  First, with stockholders’ equity less than $2 million and losses from continuing operations and net losses in two of its three most recent fiscal years, O2 was not in compliance with Section 1003(a)(i) of the Company Guide.  Second, the Company was not in compliance with Section 1003(a)(iv) of the Company Guide in that it was deemed by Staff to be financially impaired.  The Company was advised that it should address these additional deficiencies at the oral hearing scheduled for April 15, 2008.

(g)

On April 15, 2008, a hearing, at which the Company’s representatives were present, was conducted before the Panel. By letter dated April 21, 2008, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its Common Stock on the Amex and to authorize delisting proceedings. The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within 15 days.

(h)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period and had not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Alan R. Rae, Chief Executive Officer of O2 Diesel Corporation.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC